EXHIBIT 99.1

Miragen Therapeutics, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

Miragen Therapeutics, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Miragen Therapeutics, Inc.:

We have audited the accompanying consolidated balance sheets of Miragen Therapeutics, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, preferred stock and stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Miragen Therapeutics, Inc. and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boulder, Colorado

March 31, 2017

Miragen Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$22,104	$21,235
Accounts receivable	20	—
Prepaid expenses and other current assets	1,753	1,327

Total current assets	23,877	22,562
Property and equipment, net	625	716
Other assets	258	258

Total assets	$24,760	$23,536

Liabilities, Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,007	$715
Accrued and other liabilities	3,909	1,808
Current portion of notes payable	1,969	269
Current portion of deferred revenue	—	519

Total current liabilities	6,885	3,311
Notes payable, less current portion	2,820	4,665

Total liabilities	9,705	7,976

Commitments and contingencies
Series A redeemable convertible preferred stock, $0.001 par value; 7,169,176 shares authorized; 7,149,176 shares issued and outstanding; liquidation preference of $21,448 at December 31, 2016 and 2015	23,124	23,116
Series B redeemable convertible preferred stock, $0.001 par value; 2,183,318 shares authorized; 2,166,651 shares issued and outstanding; liquidation preference of $13,000 at December 31, 2016 and 2015; stated at accreted redemption value	12,975	12,970
Series C redeemable convertible preferred stock, $0.001 par value; 9,303,000 shares authorized; 9,268,563 and 5,636,226 shares issued and outstanding at December 31, 2016 and 2015, respectively; liquidation preference of $41,060 and $24,968 at December 31, 2016 and 2015, respectively; stated at accreted redemption value	40,877	24,764
Stockholders’ deficit:
Common stock, $0.001 par value; 24,780,394 shares authorized; 1,185,812 and 855,734 shares issued and outstanding at December 31, 2016 and 2015, respectively	1	1
Additional paid-in capital	5,154	4,462
Accumulated deficit	(67,076)	(49,753)

Total stockholders’ deficit	(61,921)	(45,290)

Total liabilities, preferred stock, and stockholders’ deficit	$24,760	$23,536

See accompanying notes to these consolidated financial statements.

Miragen Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2016	2015
Revenue:
Revenue under strategic alliance and collaboration	$2,814	$4,977
Grant revenue	663	27

Total revenue	3,477	5,004
Operating expenses:
Research and development	13,692	13,312
General and administrative	6,772	3,850

Total operating expenses	20,464	17,162

Loss from operations	(16,987)	(12,158)
Other income (expense):
Interest and other income	39	3
Interest and other related expense	(326)	(3,531)

Net loss	(17,274)	(15,686)
Accretion of preferred stock to redemption value	(49)	(34)

Net loss available to common stockholders	$(17,323)	$(15,720)

Net loss per share, basic and diluted	$(19.84)	$(18.37)

Shares used in computing net loss per share, basic and diluted	873,299	855,734

See accompanying notes to these consolidated financial statements.

Miragen Therapeutics, Inc.

Consolidated Statements of Preferred Stock and Stockholders’ Deficit

(in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock						Stockholders’ deficit
							Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Series A		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2014	7,149,176	$23,098	2,166,651	$12,959	—	$—	855,734	$1	$1,210	$(34,033)	$(32,822)
Issuance of Series C redeemable convertible preferred stock on October 30, 2015 at $4.43 per share, net of $211 of issuance costs	—	—	—	—	3,632,342	15,882	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock on October 30, 2015 upon the conversion of notes payable converted at $4.43 per share	—	—	—	—	2,003,884	8,877	—	—	—	—	—
Termination of convertible notes put option	—	—	—	—	—	—	—	—	2,960	—	2,960
Share-based compensation expense	—	—	—	—	—	—	—	—	292	—	292
Accretion of preferred stock to current redemption value	—	18	—	11	—	5	—	—	—	(34)	(34)
Net loss	—	—	—	—	—	—	—	—	—	(15,686)	(15,686)

Balance at December 31, 2015	7,149,176	$23,116	2,166,651	$12,970	5,636,226	$24,764	855,734	$1	$4,462	$(49,753)	$(45,290)
Issuance of Series C redeemable convertible preferred stock on September 7, 2016 at $4.43 per share, net of $14 of issuance costs	—	—	—	—	3,632,337	16,077	—	—	—	—	—
Issuance of common stock under subscription agreement	—	—	—	—	—	—	70,224	—	281	—	281
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	259,854	—	213	—	213
Share-based compensation expense	—	—	—	—	—	—	—	—	198	—	198
Accretion of preferred stock to current redemption value	—	8	—	5	—	36	—	—	—	(49)	(49)
Net loss	—	—	—	—	—	—	—	—	—	(17,274)	(17,274)

Balance at December 31, 2016	7,149,176	$23,124	2,166,651	$12,975	9,268,563	$40,877	1,185,812	$1	$5,154	$(67,076)	$(61,921)

See accompanying notes to these consolidated financial statements.

Miragen Therapeutics, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(17,274)	$(15,686)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	341	280
Charge for issuance of common stock under subscription agreement	281	—
Share-based compensation	198	292
Amortization and accretion expenses on notes payable	158	112
Change in fair value of preferred stock warrants	3	(44)
Interest expense and other charges related to convertible notes	—	2,978
Interest expense on convertible notes payable converted into equity	—	377
Gain on sale of property and equipment	—	(3)
Changes in operating assets and liabilities:
Accounts receivable	(20)	—
Prepaid expenses and other assets	(426)	(261)
Deferred revenue	(519)	(1,180)
Accounts payable	292	256
Accrued and other liabilities	2,211	(71)

Net cash used in operating activities	(14,755)	(12,950)

Cash flows from investing activities:
Purchases of short-term investments	(1,000)	—
Maturity of short-term investments	1,000	—
Purchases of property and equipment	(250)	(315)
Proceeds from sale of property and equipment	—	3

Net cash used in investing activities	(250)	(312)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock	16,091	16,091
Redeemable convertible preferred stock issuance costs	(91)	(133)
Proceeds from issuance of notes payable	—	5,000
Payments of principal of notes payable	(333)	—
Notes payable issuance costs	(6)	(57)
Proceeds from issuance of common stock	213	—
Proceeds from issuance of convertible notes payable	—	8,500
Convertible notes payable issuance costs	—	(18)

Net cash provided by financing activities	15,874	29,383

Net increase in cash and cash equivalents	869	16,121
Cash and cash equivalents at beginning of period	21,235	5,114

Cash and cash equivalents at end of period	$22,104	$21,235

Supplemental disclosure of cash flow information
Interest paid	$164	$103

Supplemental disclosure of non-cash investing and financing activities
Accretion of offering costs	$49	$34

Conversion of convertible notes payable into Series C Preferred	$—	$8,500

Conversion of interest payable into Series C Preferred	$—	$377

Warrants to purchase preferred stock issued in conjunction with notes payable	$—	$121

Series C preferred stock issuance costs included in accrued and other liabilities	$—	$77

See accompanying notes to these consolidated financial statements

Miragen Therapeutics, Inc.

Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS

Miragen Therapeutics, Inc. was originally formed as a Delaware corporation in February 2006. The corporation changed its name to Miragen Therapeutics, Inc. in July 2007 and the Company began its operations. In January 2011, Miragen Therapeutics Europe Limited (“Miragen Europe”) was formed as a wholly-owned subsidiary of Miragen Therapeutics, Inc. for the sole purpose of submitting regulatory filings in Europe. Miragen Europe has no employees or operations. As used in this report, unless the context suggests otherwise, “the Company” and “Miragen” mean Miragen Therapeutics, Inc.

On October 31, 2016, Miragen entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Signal Genetics, Inc. (“Signal”). On February 13, 2017, pursuant to the Merger Agreement, Signal Merger Sub, Inc., a wholly-owned subsidiary of Signal, merged with and into Miragen, with Miragen surviving as a wholly-owned subsidiary of Signal (the “Merger”). Immediately, following the Merger, Miragen merged with and into Signal, with Signal as the surviving corporation (the “Short-Form Merger” and, together with the Merger, the “Mergers”). In connection with the Short-Form Merger, Signal changed its corporate name to “Miragen Therapeutics, Inc.” Refer to Note 13 for further discussion of the Mergers.

Miragen is a clinical-stage biopharmaceutical company discovering and developing proprietary RNA-targeted therapeutics with a specific focus on microRNAs and their roles in diseases where there is a high unmet medical need. microRNAs are short RNA molecules, or oligonucleotides, that regulate gene expression or activity and play a vital role in influencing the pathways responsible for many disease processes. Miragen believes its experience in microRNA biology and chemistry, drug discovery, bioinformatics, and translational medicine provides it with a potential competitive advantage to identify and develop microRNA-targeted drugs designed to regulate gene pathways to result in disease modification. Miragen uses its expertise in systems biology and oligonucleotide chemistry to discover and develop a pipeline of product candidates. Miragen’s two lead product candidates, MRG-106 and MRG-201, are currently in Phase 1 clinical trials. Miragen’s clinical product candidate for the treatment of certain cancers, MRG-106, is an inhibitor of microRNA-155, which is found at abnormally high levels in several blood cancers. Miragen’s clinical product candidate for the treatment of pathological fibrosis, MRG-201, is a replacement for microRNA-29 (“miR-29”) which is found at abnormally low levels in a number of pathological fibrotic conditions, including cardiac, renal, hepatic, and pulmonary fibrosis, as well as in systemic sclerosis. In addition to Miragen’s clinical programs, it continues to discover and develop a pipeline of pre-clinical product candidates. The goal of Miragen’s translational medicine strategy is to progress rapidly to first-in-human studies once it has established the pharmacokinetics (the movement of drug into, through, and out of the body), pharmacodynamics (the effect and mechanism of action of a drug), and safety of a product candidate in preclinical studies.

Liquidity

Miragen has funded its operations to date principally through proceeds from the sale of its preferred stock of $72.1 million (including notes payable that have converted to preferred stock) and proceeds under its strategic alliance (the “Servier Collaboration Agreement”) with Les Laboratoires Servier and Institute de Recherches Servier (together, “Servier”). Since Miragen’s inception and through December 31, 2016, Miragen has generated cumulative losses of $67.1 million.

Miragen will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. Accordingly, Miragen will need to raise substantial additional capital to continue to fund its operations. The amount and timing of future funding requirements will depend on many factors, including the pace and results of its clinical development efforts, continued performance under Miragen’s Collaboration Agreement with Servier, securing additional partnerships and collaborations, and issuing debt or other financing vehicles. Miragen’s ability to secure capital is dependent upon a number of factors including success in developing its technology and drug product candidates. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on the Company’s financial condition and its ability to develop its product candidates.

If Miragen raises additional funds through the incurrence of indebtedness, the obligations related to such indebtedness could be senior to rights of holders of Miragen’s capital stock and could contain covenants that may restrict its operations. Should additional capital not be available to Miragen in the near term, or not be available on acceptable terms, Miragen may be unable to realize value from Miragen’s assets and discharge its liabilities in the normal course of business, which may, among other alternatives, cause Miragen to further delay, substantially reduce, or discontinue operational activities to conserve Miragen’s cash resources.

In October 2016, Miragen entered into a subscription agreement, pursuant to which investors agreed to purchase, contingent on and concurrent with the consummation of the Merger, shares of Miragen common stock for an aggregate purchase price of $40.7 million (“the Concurrent Financing”). The Concurrent Financing closed immediately prior to the Merger on February 13, 2017.

In April 2015, Miragen entered into a loan and security agreement with Silicon Valley Bank to borrow up to $10.0 million in two separate tranches. The first tranche of $5.0 million was funded in May 2015 and is being repaid over a 48-month period with interest only payments during the first 18 months. The second tranche of up to $5.0 million is available under the amended agreement at any time during the draw period following the completion of the Concurrent Financing. In December 2016, this agreement was amended to, among other items, extend the end of the draw period from December 31, 2016 to July 31, 2017.

Miragen believes that the $22.1 million of cash and cash equivalents on hand at December 31, 2016, together with proceeds from the Concurrent Financing, will be sufficient to fund its operations in the normal course of business and allow the Company to meet its liquidity needs through at least the next twelve months.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of Miragen’s financial position, results of operations, and cash flows for the periods presented. The accompanying consolidated financial statements included the accounts of Miragen and its wholly-owned subsidiary. All significant intercompany balances have been eliminated in consolidation. Miragen’s management performed an evaluation of its activities through the date of filing of these financial statements and concluded that there are no subsequent events, other than as disclosed.

Use of Estimates

Miragen’s consolidated financial statements are prepared in accordance with U.S. GAAP, which requires Miragen to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on Miragen’s knowledge of current events and actions it may take in the future, actual results may ultimately differ from these estimates and assumptions.

Revenue Recognition

Miragen recognizes revenue principally from upfront payments for licenses or options to obtain licenses in the future and milestone payments that are generated from defined research or development events, as well as from amounts for other research and development services under strategic alliance and collaboration agreements. Miragen recognizes revenue when all four of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) products have been delivered or services rendered; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

Multiple-element arrangements are examined to determine whether the deliverables can be separated or must be accounted for as a single unit of accounting. The Servier Collaboration Agreement, for example, includes a combination of upfront license fees, payments for research and development activities, and milestone payments that are evaluated to determine whether each deliverable under the agreement has value to the customer on a stand-alone basis and whether reliable evidence of fair value for the deliverable exists. Deliverables in an arrangement that do not meet this separation criteria are treated as a single unit of accounting, generally applying applicable revenue recognition guidance for the final deliverable to the combined unit of accounting.

Miragen recognizes revenue from non-refundable upfront license fees over the term of performance under the Servier Collaboration Agreement. When the performance period is not specified, Miragen estimates the performance period based upon provisions contained within the agreement, such as the duration of the research or development term, the existence, or likelihood, of achievement of development commitments, and any other significant commitments. These advance payments are deferred and recorded as deferred revenue upon receipt, pending recognition, and are classified as a short-term or long-term liability in the accompanying consolidated balance sheets. Expected performance periods are reviewed periodically and, if applicable, the amortization period is adjusted, which may accelerate or decelerate revenue recognition. The timing of revenue recognition, specifically as it relates to the amortization of upfront license fees, is significantly influenced by Miragen’s estimates.

Share-Based Compensation

Miragen accounts for share-based compensation expense related to stock options granted to employees and members of its board of directors under its 2008 Equity Incentive Plan (the “2008 Equity Plan”) by estimating the fair value of each stock option or award on the date of grant using the Black-Scholes option pricing model. Miragen recognizes share-based compensation expense on a straight-line basis over the vesting term.

Miragen accounts for stock options issued to non-employees by valuing the award using an option pricing model and remeasuring such awards to the current fair value until the awards are vested or a performance commitment has otherwise been reached.

Research and Development

Research and development costs are expensed as incurred and include compensation and related benefits, share-based compensation, license fees, laboratory supplies, facilities, and overhead costs. Miragen often makes non-refundable advance payments for goods and services that will be used in future research and development activities. These payments are capitalized and recorded as expense in the period that Miragen receives the goods or when the services are performed.

Miragen records upfront and milestone payments to acquire contractual rights to licensed technology as research and development expenses when incurred if there is uncertainty in Miragen receiving future economic benefit from the acquired contractual rights. Miragen considers future economic benefits from acquired contractual rights to licensed technology to be uncertain until such a drug candidate is approved by the U.S. Food and Drug Administration or when other significant risk factors are abated.

Clinical Trial and Pre-clinical Study Accruals

Miragen makes estimates of accrued expenses as of each balance sheet date in its consolidated financial statements based on certain facts and circumstances at that time. Miragen’s accrued expenses for pre-clinical studies and clinical trials are based on estimates of costs incurred for services provided by clinical research organizations, manufacturing organizations, and for other trial-related activities. Payments under Miragen’s agreements with external service providers depend on a number of factors, such as site initiation, patient screening, enrollment, delivery of reports, and other events. In accruing for these activities, Miragen obtains information from various sources and estimates the level of effort or expense allocated to each period. Adjustments to Miragen’s research and development expenses may be necessary in future periods as its estimates change.

Cash and Cash Equivalents

Miragen classifies all highly-liquid investments that have maturities of 90 days or less at the date of purchase as cash equivalents. Cash equivalents are reported at cost, which approximates fair value due to the short maturities of these instruments. Included in cash and cash equivalents are money market funds recorded at $22.2 million and $21.2 million at December 31, 2016 and 2015, respectively. These money market funds were measured using Level 1 inputs.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accrued compensation, pre-clinical study accruals, and accounts payable, approximate fair value due to their short-term maturities. The carrying amount of Miragen’s note payable approximates its fair value as its terms are comparable to what would be included in similar debt instruments.

The Company accounts for its preferred stock warrants pursuant to ASC Topic 480, Distinguishing Liabilities from Equity, and classifies warrants for redeemable preferred stock as liabilities. The warrants are reported at their estimated fair value and any changes in fair value are reflected in interest expense and other related expenses.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used to measure fair value are classified into the following hierarchy:

•	Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

•	Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities; unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices that are observable for the asset or liability

•	Level 3—Unobservable inputs for the asset or liability

Liabilities measured at fair value on a recurring basis consisted of the following:

	As of December 31, 2016		As of December 31, 2015
	Level 1 and 2	Level 3	Level 1 and 2	Level 3
	(in thousands)
Preferred stock warrants (included in accrued and other liabilities)	$—	$133	$—	$169

A reconciliation of the beginning and ending balances of Miragen’s liabilities measured at fair value using significant unobservable, or Level 3, inputs are as follows for the years ended December 31 (in thousands):

Balance of liability as of December 31, 2014				$92
Issuance of Series B redeemable convertible preferred stock warrants				121
Change in estimated value of warrants				(44)

Balance of liability as of December 31, 2015				169
Other				(39)
Change in estimated value of warrants				3

Balance of liability as of December 31, 2016				$133

Concentrations of Credit Risk

Financial instruments that potentially subject Miragen to concentrations of credit risk consist primarily of cash equivalents, which include short-term investments that have maturities of less than three months. Miragen maintains deposits in federally insured financial institutions in excess of federally insured limits. Miragen has not experienced any losses in such accounts. Miragen invests its excess cash primarily in deposits and money market funds held with two financial institutions.

Property and Equipment

Miragen carries its property and equipment at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the life of the lease (including any renewal periods that are deemed to be reasonably assured) or the estimated useful life of the assets. Construction in progress is not depreciated until placed in service. Repairs and maintenance costs are expensed as incurred and expenditures for major improvements are capitalized.

Impairment of Long-Lived Assets

Miragen assesses the carrying amount of its property and equipment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. No impairment charges were recorded during the years ended December 31, 2016 and 2015.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period without consideration of common stock equivalents. Since Miragen was in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share for all periods, as the inclusion of all potential common shares outstanding is anti-dilutive.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and/or circumstances from non-owner sources. If the Company had comprehensive gains (losses), they would be reflected in the statement of operations and comprehensive loss and as a separate component in the statement of stockholders’ deficit. There were no elements of comprehensive loss during the years ended December 31, 2016 and 2015.

Income Taxes

Miragen accounts for income taxes by using an asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Miragen’s significant deferred tax assets are for net operating loss carryforwards, tax credits, and capitalized start-up costs. Miragen has provided a valuation allowance for its entire net deferred tax assets since inception as, due to its history of operating losses, Miragen has concluded that it is more likely than not that its deferred tax assets will not be realized.

Miragen has no unrecognized tax benefits. Miragen classifies interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations as general and administrative expenses. No such expenses have been recognized during the years ended December 31, 2016 and 2015.

Segment Information

Miragen operates in one operating segment and, accordingly, no segment disclosures have been presented herein. All of Miragen’s equipment, leasehold improvements, and other fixed assets are physically located within the United States and all agreements with its partners are denominated in U.S. dollars, except where noted.

Recent Accounting Pronouncements – Adopted

Going Concern

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements-Going Concern, which defines management’s responsibility to assess an entity’s ability to continue as a going concern and requires related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. This standard is effective for the Company for the fiscal year ended December 31, 2016. The Company adopted this standard on December 31, 2016, which did not have an impact on its consolidated financial statements.

Recent Accounting Pronouncements – Not Yet Adopted

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” The standard provides enhancements to the quality and consistency of how revenue is reported by companies, while also improving comparability in the financial statements of companies reporting using International Financial Reporting Standards or U.S. GAAP. The new standard also will require enhanced revenue disclosures, provide guidance for transactions that were not previously addressed comprehensively and improve guidance for multiple-element arrangements. This accounting standard becomes effective for the Company for reporting periods beginning after December 15, 2018, and interim reporting periods thereafter. Early adoption is permitted for annual reporting periods (including interim periods) beginning after December 15, 2016. This new standard permits the use of either the retrospective or cumulative effect transition method.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. The purpose of this standard is to clarify the implementation of guidance on principal versus agent considerations related to ASU 2014-09. The standard has the same effective date as ASU 2014-09 described above.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customer, which provides clarity related to ASU 2014-09 regarding identifying performance obligations and licensing implementation. The standard has the same effective date as ASU 2014-09 described above.

In May 2016, the FASB issued ASU 2016-12: Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which provides narrow scope improvements and practical expedients related to ASU 2014-09. The purpose of this standard is to clarify certain narrow aspects of ASU 2014-09, such as assessing the collectability criterion, presentation of sales taxes, and other similar taxes collected from customers, noncash consideration, contract modifications at transition, completed contracts at transition, and technical correction. The standard has the same effective date as ASU 2014-09 described above.

In December 2016, the FASB issued ASU 2016-20: Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The amendments in this standard affect narrow aspects of guidance issued in ASU 2014-09. The standard has the same effective date as ASU 2014-09 described above.

The Company plans to adopt this new standard in the first quarter of 2019 and does not anticipate that the adoption of these pronouncements will have a material impact with regards to its current contracts on its consolidated financial statements. The Company has not yet selected a transition method or determined the effect of the standard on its consolidated financial statements.

Deferred Taxes

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This standard is effective for the Company for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods thereafter. The Company does not believe the adoption of this standard will have any impact on its consolidated financial statements due to the full valuation allowance on all net deferred tax assets.

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases (Topic 840), which provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases. The standard is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods thereafter, with early adoption permitted. At adoption, this update will be applied using a modified retrospective approach. The Company currently has one lease for its primary business location that will be affected by the new standard. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

Stock Compensation

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to increase simplification of accounting for equity share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This standard is effective for the Company for annual periods beginning after December 15, 2017, and interim periods thereafter.

Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively. Amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating the expected term should be applied prospectively. An entity may elect to apply the amendments related to the presentation of excess tax benefits on the statement of cash flows using either a prospective transition method or a retrospective transition method. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

Other new pronouncements issued but not effective until after December 31, 2016 are not expected to have a material impact on the Company’s consolidated financial statements.

3. STRATEGIC ALLIANCE AND COLLABORATION WITH SERVIER

In October 2011, Miragen entered into the Servier Collaboration Agreement with Servier for the research, development, and commercialization of RNA-targeting therapeutics in cardiovascular disease, which was subsequently amended in May 2013, May 2014, May 2015, and September 2016. Under the Servier Collaboration Agreement, Miragen granted Servier an exclusive license to research, develop, and commercialize RNA-targeting therapeutics for three targets in the cardiovascular field. As of December 31, 2016, three named targets exist under the Servier Collaboration Agreement.

Servier’s rights to each of the targets are limited to therapeutics in the cardiovascular field in their territory, which is worldwide except for the United States and Japan. Miragen retains all rights for each named target in the United States and Japan.

In connection with entering into the Servier Collaboration Agreement with Servier, Miragen received a nonrefundable upfront payment of $8.4 million (€6.0 million) in 2011 and an additional $4.0 million (€3.0 million) in 2013 when Servier exercised their right to name a third target under the agreement. Miragen is also eligible to receive development milestone payments of €5.8 million to €13.8 million ($6.1 million to $14.5 million as of December 31, 2016) and regulatory milestone payments of €10.0 million to €40.0 million ($10.5 million to $42.1 million as of December 31, 2016) for each target. Additionally, Miragen may receive up to €175 million ($184.1 million as of December 31, 2016) in commercialization milestones, as well as quarterly royalty payments ranging from the low-double digits to the mid-teens percentage (subject to reductions for patent expiration, generic competition, third-party royalty, and costs of goods) of net sales of any licensed product commercialized by Servier. Servier is obligated to make royalty payments for a period specified under the Servier Collaboration Agreement.

As part of the Servier Collaboration Agreement, Miragen established a multiple-year research collaboration, under which Miragen jointly performs agreed upon research activities directed to the identification and characterization of named targets and oligonucleotides in the cardiovascular field, which Miragen refers to as the Research Collaboration. The initial three-year term of the Research Collaboration was extended by two additional years in May 2014 and by one additional year in September 2016 through October 2017. Servier is responsible for funding the costs of the Research Collaboration, as defined under the Servier Collaboration Agreement. During the years ended December 31, 2016 and 2015, Miragen recognized as revenue amounts reimbursable to Miragen under the Servier Collaboration Agreement primarily for research and development activities of $2.3 million and $3.8 million, respectively.

The development of each product candidate (commencing with registration enabling toxicology studies) under the Servier Collaboration Agreement is performed pursuant to a mutually agreed upon development plan to be conducted by the parties as necessary to generate data useful for both parties to obtain regulatory approval of such product candidates. Servier is responsible for a specified percentage of the cost of research and development activities under the development plan through the completion of one or more Phase 2 clinical trials and will reimburse Miragen for a specified portion of such costs Miragen incurs. The costs of Phase 3 clinical trials for each product candidate will be allocated between the parties at a specified percentage of costs. The applicable percentage for each product candidate will be based upon whether certain events under the Servier Collaboration Agreement, including if Miragen enters into a third-party agreement for the development and/or commercialization of a product in the United States at least 180 days before the initiation of the first Phase 3 clinical trial, or if Miragen subsequently enters into a U.S. partner agreement, or if Miragen does not enter into a U.S. partner agreement but files for approval in the United States using data from the Phase 3 clinical trial. Miragen is responsible, by itself or through a third-party manufacturer, for the manufacture and supply of all licensed oligonucleotides during the pre-clinical phase of development under the Sevier Collaboration Agreement while Servier is primarily responsible for manufacture and supply of all licensed oligonucleotides and product during the clinical phase of development under the Servier Collaboration Agreement. Each party is responsible for the commercial supply of any licensed product to be sold in its respective territory under the Servier Collaboration Agreement.

Under the Servier Collaboration Agreement, Miragen also granted Servier a royalty-free, non-exclusive license to develop a companion diagnostic for any therapeutic product, which may be developed by Servier under the Servier Collaboration Agreement. Miragen also granted Servier an exclusive, royalty-free license to commercialize such a companion diagnostic in Miragen’s territory for use in connection with the development and commercialization of such therapeutic product in its territory.

The Servier Collaboration Agreement will expire as to each underlying product candidate when Servier’s royalty obligations as to such product candidate have expired. Servier may also terminate the Servier Collaboration Agreement for (i) convenience upon a specified number of days’ prior notice to Miragen or (ii) upon determination of a safety issue relating to development under the agreement upon a specified number of days’ prior notice to Miragen. Either party may terminate the Servier Collaboration Agreement upon a material breach by the other party which is not cured within a specified number of days. Miragen may also terminate the agreement if Servier challenges any of the patents licensed by Miragen to Servier.

Miragen determined that the elements within the Servier Collaboration Agreement should be treated as a single unit of accounting because the delivered elements, the licenses, did not have stand-alone value to Servier at the time the license was granted. As such, Miragen recognizes license fees earned under the Servier Collaboration Agreement as revenue on a proportional performance basis over the estimated period to complete the activities under the Research Collaboration. The total period of performance is estimated to be equal to the term of the Research Collaboration. Through May 2014, the $12.4 million (€9.0 million) in non-refundable license fees Miragen earned under the Servier Collaboration Agreement were recognized as revenue through October 2014, the end of the three-year initial term of its Research Collaboration. In May 2014, Miragen changed its estimate as a result of Servier’s extension of the period under which Miragen expected to perform services and, as such, began recognizing the remaining unamortized license revenue through December 2016. Miragen measures its progress under the proportional performance method based on actual and estimated full-time equivalents. During the years ended December 31, 2016 and 2015, Miragen recognized license revenue of $0.5 million and $1.2 million, respectively, and as of December 31, 2016, the non-refundable license payments were fully amortized.

In total, for the years ended December 31, 2016 and 2015, Miragen recognized $2.8 million and $5.0 million, respectively, as revenue under the Servier Collaboration Agreement. As of December 31, 2015, deferred revenue totaled $0.5 million. As of December 31, 2016, Miragen had no deferred revenue. In addition, amounts incurred but not billed to Servier for research activities performed totaled $0.3 million and $0.8 million as of December 31, 2016 and 2015, respectively. These amounts are included in prepaid expenses and other current assets in Miragen’s consolidated balance sheets.

4. PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following:

	As of December 31,
	2016	2015
	(in thousands)
Lab equipment	$2,163	$2,066
Furniture and fixtures	51	54
Computer hardware and software	281	192
Leasehold improvements	688	629

Property and equipment, gross	3,183	2,941
Less: accumulated depreciation and amortization	(2,558)	(2,225)

Property and equipment, net	$625	$716

Depreciation and amortization expense was $0.3 million for each year ended December 31, 2016 and 2015.

5. ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities consisted of the following:

	As of December 31,
	2016	2015
	(in thousands)
Accrued outsourced clinical and pre-clinical studies	$1,684	$859
Accrued employee compensation and related taxes	928	496
Accrued legal fees	759	24
Deferred and accrued facility lease obligations	221	174
Value of warrants on redeemable convertible preferred stock	133	169
Accrued property and franchise taxes	38	35
Accrued consulting, supplies, and other expenses	146	51

Total accrued and other liabilities	$3,909	$1,808

6. NOTES PAYABLE

Convertible Notes Payable Issued to Investors

In February 2015, Miragen’s stockholders approved the issuance of up to $20.0 million of convertible promissory notes and in February 2015, Miragen issued convertible promissory notes totaling $8.5 million (the “Convertible Notes”) to holders of its Series B redeemable convertible preferred stock (“Series B”). The Convertible Notes were issued in lieu of the third tranche under the Series B purchase agreement.

The Convertible Notes accrued interest at a fixed rate of 6.0% per year and were scheduled to become due and payable any time on or after August 3, 2016 upon the demand of holders of a required threshold of the outstanding notes. The Convertible Notes and accrued interest thereon were subject to an automatic conversion into a class of equity securities issued upon a financing that met specific criteria, which occurred in October 2015 upon the sale of Series C redeemable convertible preferred stock (“Series C”) by Miragen (see Note 8). Under the terms of the Convertible Notes, the notes together with accrued interest were to convert at a conversion rate equal to 75.0% of the per share price paid for shares of Series C. However, this provision was waived by the note holders, and in October 2015, the aggregate principal amount of the Convertible Notes, plus accrued interest thereon, totaling $8.9 million converted into 2,003,884 shares of Series C at a conversion rate equal to $4.43 per share, the per share price of the Series C.

Miragen concluded that the right to receive a 25.0% discount on the conversion to a class of equity securities in a qualified financing was a put option that needed to be valued separately. As such, Miragen recorded proceeds from the Convertible Notes based on the estimated fair value of the embedded put option ($2.7 million) and the Convertible Notes, which resulted in a debt discount of $2.7 million related to the value of the put option. This debt discount was amortized over the term of the Convertible Notes. Upon conversion of the Convertible Notes in October 2015, Miragen recorded a loss on extinguishment of the Convertible Notes of $1.4 million, which reflects the difference between the fair value of the Series C issued in the conversion and the carrying value of the Convertible Notes.

Interest and related expenses recorded for the Convertible Notes are as follows for the year ended December 31, 2015. No interest or related expenses were recorded during the year ended December 31, 2016.

(in thousands)
Interest based on the stated interest rate	$377
Amortization of the debt discount	1,310
Loss on extinguishment	1,354
Increase in estimated fair value of the put option	296

Total	$3,337

In October 2015, the note holders waived the 25.0% discount. At that time and upon conversion, the put option was terminated and its estimated value of $3.0 million was transferred to additional paid-in capital. The gain was recorded to additional paid-in capital as the note holders were also holders of Series B.

2015 Silicon Valley Bank Loan Agreement

In April 2015, Miragen entered into a loan and security agreement with Silicon Valley Bank (the “2015 SVB Loan Agreement”) to borrow up to $10.0 million in two separate tranches. The first tranche of $5.0 million was funded in May 2015 and is being repaid over a 48-month period with interest only payments during the first 18 months. Amounts outstanding bear interest at the prime rate minus 0.25% (3.50% at December 31, 2016), with a final payment fee equal to 5.50% of amounts borrowed. Borrowings are secured by a priority security interest, right, and title in all business assets, excluding Miragen’s intellectual property, which is subject to a negative pledge.

In April 2015 and in connection with the first tranche, Miragen issued detachable warrants to purchase up to 16,667 shares of its Series B at an exercise price of $6.00 per share. Miragen estimated the fair value of the warrants by considering the value of the warrants and the holder put right (see below), to be $0.1 million at the time of issuance. The fair value of the warrants was estimated using a valuation model with the following assumptions: risk free interest rate of 2.1%; 84% volatility; and contractual term of 10 years. The holder put right was valued using a probability adjusted present value method with the following assumptions as of December 31, 2016; term of two years, discount rate of 4.57%, and probability of 89.3%.

In December 2016, Miragen amended the 2015 SVB Loan Agreement to extend the end of the draw period from December 31, 2016 to July 31, 2017. The second tranche of up to $5.0 million is available under the amended agreement at any time during the draw period following the completion of the Concurrent Financing, which closed in February 2017. If the second tranche is requested and funded, Miragen will be required to issue additional warrants to purchase common stock. If issued, the warrants to purchase common stock would include a put right under which Miragen may be required to repurchase the outstanding warrants for a purchase price of $0.2 million, which is prorated based on the proportion of the $10.0 million funded. The warrants were classified as a liability at the date of grant and are subject to re-measurement at each balance sheet date.

Amounts outstanding under notes payable are as follows:

	As of December 31,
	2016	2015
	(in thousands)
Principal amount outstanding	$4,667	$5,000
Unamortized debt discount	(14)	(89)
Unamortized debt issuance costs	(31)	(43)
Accretion of final payment fee	167	66

Total notes payable	4,789	4,934
Less: current maturities	(1,969)	(269)

Long-term notes payable, net of current portion	$2,820	$4,665

Future annual minimum principal payments of notes payable are as follows:

As of December 31, 2016
(in thousands)
2017	$2,000
2018	2,000
2019	667

Total	$4,667

7. COMMITMENTS AND CONTINGENCIES

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and officers whereby it has agreed to indemnify such persons for certain events or occurrences while the individual is, or was, serving as a director, officer, employee, or other agent of the Company. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited.

Employment Agreements

The Company has entered into agreements with its executives that provide for base salary, severance, eligibility for bonuses, and other generally available benefits. The agreements provide that the Company may terminate the employment of its executives at any time, with or without cause. If an executive is terminated without cause or an executive resigns for good reason, as defined, then the executive is entitled to receive, upon the execution of a release agreement, a severance package consisting of: (i) the equivalent of 6 to 12 months of the executive’s base salary as in effect immediately prior to date of termination, (ii) acceleration of vesting of the equivalent of 6 to 12 months of vesting of the executive’s outstanding unvested options and other stock awards issued under its equity incentive plan, and (iii) other benefits. For the Company’s chief executive, if such termination occurs one month before or thirteen months following a change of control, then, upon the execution of a release agreement, the executive is entitled to: (i) the equivalent of 24 months of the executive’s base salary as in effect immediately prior to the date of termination, (ii) acceleration of vesting of all of the executive’s outstanding unvested options to purchase common stock, and (iii) other benefits.

License Agreements with the University of Texas

As of December 31, 2016, Miragen had five exclusive patent license agreements (the “UT License Agreements”) with the Board of Regents of The University of Texas System (the “University of Texas”). Under each of the UT License Agreements, the University of Texas granted Miragen exclusive and nonexclusive licenses to certain patent and technology rights. The University of Texas is a minority stockholder of the Company.

In consideration of rights granted by the University of Texas, Miragen agreed to (i) pay a nonrefundable upfront license documentation fee in the amount of $10 thousand per license, (ii) pay an annual license maintenance fee in the amount of $10 thousand per license starting one year from the date of each agreement, (iii) reimburse the University of Texas for actual costs incurred in conjunction with the filing, prosecution, enforcement, and maintenance of patent rights prior to the effective date, and (iv) bear all future costs of and manage the filing, prosecution, enforcement, and maintenance of patent rights. During each year ended December 31, 2016 and 2015, Miragen incurred upfront and maintenance fees under the UT License Agreements totaling $0.1 million, which was recorded as research and development expense in each year. All costs related to the filing, prosecution, enforcement, and maintenance of patent and technology rights are recorded as general and administrative expense when incurred.

Under the terms of the UT License Agreements, Miragen may be obligated to make the following future milestone payments for each licensed product candidate: (i) up to $0.6 million upon the initiation of defined clinical trials, (ii) $2.0 million upon regulatory approval in the United States, and (iii) $0.5 million per region upon regulatory approval in other specified regions. Additionally, if Miragen or its sublicensees successfully commercializes any product candidate subject to the UT License Agreements, Miragen is responsible for royalty payments in the low-single digits based upon net sales of such licensed products and payments at a percentage in the mid-teens of any sublicense income, subject to specified exceptions. UT’s right to these royalty payments will expire as to each license agreement upon the expiration of the last patent claim subject to the applicable UT License Agreement.

The license term extends on a country by country basis until the expiration of the last to expire of the licensed patents that covers such product in such country. Upon expiration of the royalty payment obligation, Miragen will have a fully paid license in such country. Miragen may also terminate each UT License Agreement for convenience upon a specified number of days’ prior notice to the University of Texas. The University of Texas also has the right to earlier terminate the UT License Agreements after a defined date under specified circumstances where Miragen has effectively abandoned its research and development efforts or has no sales. The UT License Agreements will terminate under customary termination provisions including automatic termination upon Miragen’s bankruptcy or insolvency, upon notice of an uncured material breach, and upon mutual written consent. Miragen has expensed all charges incurred under the UT License Agreements to date, due to the uncertainty as to future economic benefit from the acquired rights.

Sponsored Research Agreements with the Hubrecht Institute

In 2013, Miragen entered into two separate sponsored research agreements (the “Hubrecht Research Agreements”) with the Hubrecht Institute (“Hubrecht”). Under the terms of the Hubrecht Research Agreements, Hubrecht is to provide the personnel, facilities, and equipment necessary to carry out a research program for Miragen’s benefit. Miragen incurred expenses of $0.1 million under these agreements during both years ended December 31, 2016 and 2015. As of December 31, 2016, the term of these agreements had expired.

License Agreement with Roche Innovation Center Copenhagen A/S (formerly Santaris Pharma A/S)

In June 2010, Miragen entered into a license agreement with the Santaris Pharma A/S, which was acquired by F. Hoffmann-La Roche Ltd (“Roche”) in 2014 and subsequently changed its name to Roche Innovation Center Copenhagen A/S (“RICC”). The agreement was amended in October 2011 and December 2012 (the “RICC License Agreement”).

Under the RICC License Agreement, Miragen received exclusive and nonexclusive licenses from RICC to use specified technology of RICC (the “RICC Technology”) for specified uses including research, development, and commercialization of pharmaceutical products using this technology worldwide. Under the RICC License Agreement, Miragen has the right to develop and commercialize the RICC Technology directed to four specified targets and the option to obtain exclusive product licenses for up to six additional targets. The acquisition of Santaris Pharma A/S by Roche was considered a change-of-control under the agreement, and as such, certain terms and conditions of the RICC License Agreement changed, as contemplated and in accordance with the RICC License Agreement. These changes primarily relate to milestone payments reflected in the disclosures below. As consideration for the grant of the license and option, Miragen previously paid RICC $2.3 million and issued RICC 856,806 shares of its Series A redeemable convertible preferred stock (“Series A”), which are now owned by Roche Finance Ltd, an affiliate of Roche. If Miragen exercises its option to obtain additional product licenses or to replace the target families, Miragen will be required to make additional payments to RICC.

Under the terms of the RICC License Agreement, milestone payments were previously decreased by a specified percentage as a result of the change of control by RICC referenced above. Miragen is obligated to make future milestone payments for each licensed product for up to $5.2 million, which is inclusive of a potential product license option fee. Certain of these milestones will be increased by a specified percentage if Miragen undergoes a change in control during the term of the RICC License Agreement. If Miragen grants a third party a sublicense to the RICC Technology, Miragen is required to remit to Roche up to a specified percentage of the upfront and milestone payments Miragen receives under its sublicense, and if such sublicense covers use of the RICC Technology in the United States or the entire European Union, Miragen will not have any further obligation to pay the fixed milestone payments noted above.

If Miragen or its sublicensee successfully commercializes any product candidate subject to the RICC License Agreements, then RICC is entitled to royalty payments in the mid-single digits on the net sales of such product, provided that if such net sales are made by a sublicensee under the RICC License Agreement, RICC is entitled to royalty payments equal to the lesser of a percentage in the mid-single digits on the net sales of such product or a specified percentage of the royalties paid to Miragen by such sublicensee, subject to specified restrictions. Miragen is obligated to make any such royalty payments until the later of (i) a specified anniversary of the first commercial sale of the applicable product or (ii) the expiration of the last valid patent claim licensed by RICC under the RICC License Agreement underlying such product. Upon the occurrence of specified events, the royalty owed to RICC will be decreased by a specified percentage.

The RICC License Agreement will terminate upon the latest of the expiration of all of RICC’s royalty rights, the termination of the last Miragen target, or the expiration of its right to obtain a product license for a new target under the RICC License Agreement. Miragen may also terminate the RICC License Agreement for convenience upon a specified number of days’ prior notice to RICC, subject to specified terms and conditions. Either party may terminate the RICC License Agreement upon an uncured material breach by the other party and RICC may terminate the RICC License Agreement upon the occurrence of other specified events immediately or after such event is not cured within a specified number of days.

Miragen has expensed all charges incurred under the RICC License Agreement to date, due to the uncertainty as to future economic benefit from the acquired rights.

Subcontract Agreement with Yale University

In October 2014, Miragen entered into a subcontract agreement and into a subaward agreement in March 2015 (the “Yale Agreements”) with Yale University (“Yale”). The subaward agreement was subsequently amended in February 2016, November 2016, and January 2017. Under the Yale Agreements, Miragen agreed to provide specified services regarding the development of a proprietary compound that targets miR-29 in the indication of idiopathic pulmonary fibrosis. Yale entered into the Yale Agreements in connection with a grant that Yale received from the National Institutes of Health (“NIH”) for the development a miR-29 mimicry as a potential therapy for pulmonary fibrosis.

In consideration of Miragen’s services under the Yale Agreements, Yale has agreed to pay Miragen up to $1.1 million over five years. Under the terms of the Yale Agreements, Miragen retains all rights to any and all intellectual property developed solely by Miragen in connection with the Yale Agreements. Yale has also agreed to provide Miragen with an exclusive option to negotiate in good faith for an exclusive, royalty-bearing license from Yale for any intellectual property developed by Yale or jointly by the parties under the Yale Agreements. Yale is responsible for filing, prosecuting, and maintaining foreign and domestic patent applications and patents on all inventions jointly developed by the parties under the Yale Agreements.

The Yale Agreements terminate automatically on the date that Yale delivers its final research report to the NIH under the terms of the grant underlying the Yale Agreements. Each party may also terminate the Yale Agreements upon a specified number of days notice in the event that the NIH’s grant funding is reduced or terminated or upon material breach by the other party.

License Agreements with the t2cure GmbH

In October 2010, Miragen entered into a license and collaboration agreement (the “t2cure Agreement”) with the t2cure GmbH (“t2cure”), which was subsequently amended in July 2014. Under the t2cure Agreement, Miragen received a worldwide, royalty bearing, and exclusive license to specified patent and technology rights to develop and commercialize product candidates targeted at miR-92.

In consideration of rights granted by t2cure, Miragen paid an upfront fee of $46 thousand and agreed to: (i) pay an annual license maintenance fee in the amount of €3 thousand ($3 thousand at December 31, 2016), and (ii) reimburse t2cure for 100% of actual costs incurred in conjunction with the filing, prosecution, enforcement, and maintenance of patent rights. All costs related to the filing, prosecution, enforcement, and maintenance of patent and technology rights are recorded as general and administrative expense when incurred.

Under the terms of the t2cure Agreement, Miragen is obligated to make the following future milestone payments for each licensed product: (i) up to $0.7 million upon the initiation of certain defined clinical trials, (ii) $2.5 million upon regulatory approval in the United States, and (iii) up to $1.5 million per region upon regulatory approval in the European Union or Japan. Additionally, if Miragen or its sublicensee successfully commercializes any product candidate subject to the t2cure Agreement, Miragen is responsible for royalty payments in the low-single digits upon net sales of licensed products and sublicense fees equal to a percentage in the low-twenties of sublicense income received by Miragen. Miragen is obligated to make any such royalty payment until the later of: (i) the tenth anniversary of the first commercial sale of the applicable product or (ii) the expiration of the last valid claim to a patent licensed by t2cure under the t2cure Agreement covering such product. If such patent claims expire prior to the end of the ten-year term, then the royalty owed to t2cure will be decreased by a specified percentage. Miragen also has the right to decrease its royalty payments by a specified percentage for royalties paid to third parties for licenses to certain third-party intellectual property.

The license term extends on a country by country basis until the later of: (i) the tenth anniversary of the first commercial sale of a licensed product in a country and (ii) the expiration of the last to expire valid claim that claims such licensed product in such country. Upon expiration of the royalty payment obligation, Miragen will have a fully paid license in such country. Miragen has the right to terminate the t2cure Agreement at will, on a country-by-country basis, after 60 days’ written notice. The t2cure Agreement will also automatically terminate upon Miragen’s bankruptcy or insolvency or upon notice of an uncured material breach.

Miragen has expensed all charges incurred under the t2cure Agreement to date, due to the uncertainty as to future economic benefit from the acquired rights.

License Agreement with The Brigham and Women’s Hospital

In May 2016, the Company entered into an exclusive patent license agreement (the “BWH License Agreement”) with The Brigham and Women’s Hospital (“BWH”). Under the BWH License Agreement, BWH granted Miragen an exclusive, worldwide license, including a right to sublicense, to specified patent rights of BWH and a non-exclusive, worldwide license, including a right to sublicense, to specified technology of BWH. As consideration for this license, Miragen paid BWH a specified issue fee and is obligated to pay a specified annual license fee. BWH is also entitled to milestone payments of up to $2.6 million for each of the Company’s product candidates developed based on the patent rights subject to the BWH License Agreement plus a one-time sales milestone payment of $0.3 million for all product candidates developed based on the patent rights subject to the BWH License Agreement. If the Company were to successfully commercialize any product candidate subject to the BWH License Agreement, then BWH is entitled to royalty payments in the low-single digits on the net sales of such product. BWH’s right to these royalty payments will expire on a product by product and country by country basis upon the expiration of the last patent claim in such country that is subject to the BWH License Agreement and covers the product, and Miragen’s license to such product in such country will become fully paid at such time. BWH is also entitled to a percentage in the low-double digits of any sublicense income from such product, subject to specified exceptions. The Company is also responsible for all costs associated with the preparation, filing, prosecution, and maintenance of the patent rights subject to the BWH License Agreement.

Additionally, the Company is obligated to use commercially reasonable efforts to develop a product under the BWH License Agreement and to meet specified diligence milestones thereunder.

The BWH License Agreement will terminate upon the expiration of all issued patents and patent applications subject to the patent rights under the agreement. Miragen may also terminate the BWH License Agreement for convenience upon a specified number of days’ prior notice to BWH. BWH may terminate the BWH License Agreement upon a material breach by the Company of its payment obligations or upon the occurrence of other specified events that are not cured within a specified number of days, provided that such termination is automatic upon Miragen’s bankruptcy or insolvency.

Engagement of Wedbush

In August 2016, Miragen entered into an agreement with Wedbush Securities Inc. (“Wedbush”) under which Miragen engaged Wedbush to act as its exclusive placement agent in connection with a private financing. Miragen agreed to pay a financing fee of 6.0% of the gross proceeds, as defined, from capital raised in a transaction. The initial term of this agreement extends for 12 months to August 2017, provided, however, that either party may terminate with the appropriate written notice. The financing fee will apply during the initial term plus a 12-month tail period, as defined in the agreement. In February 2017, in conjunction with the closing of the Concurrent Financing, Miragen paid Wedbush a financing fee of $1.2 million under its agreement.

Facility Lease

In December 2010, Miragen entered into a lease agreement for office and lab space (“Crestview Lease”) and, in 2015, Miragen amended this lease agreement to extend its term through August 2020. In April 2013, Miragen entered into separate lease agreement for additional office space (“Westview Lease”) and, in 2015, Miragen amended this lease agreement to extend its term by four months through October 2015. This lease expired in 2015 and was not renewed.

Miragen’s Crestview Lease is noncancelable. Minimum base lease payments, including the impact of tenant improvement allowances, under the operating lease are recognized on a straight-line basis over the full term of the lease. Rent expense for the Crestview and Westview Leases was $0.3 million and $0.2 million during the years ended December 31, 2016 and 2015, respectively. Miragen is also required to pay for a portion of operating expenses for each facility during each respective lease term. During the years ended December 31, 2016 and 2015, Miragen recorded $0.3 million and $0.2 million, respectively, related to operating expenses of the leased space.

Future annual minimum payments under the Crestview Lease is as follows:

As of December 31, 2016
(in thousands)
2017	$379
2018	391
2019	404
2020	277

Total	$1,451

8. CAPITAL STOCK

Miragen is authorized to issue 43,435,888 shares of its stock, of which 24,780,394 shares have been designated as common stock with a par value of $0.001 per share (“Common Stock”); and 18,655,494 shares have been designated as preferred stock (“Series Preferred”) with a par value of $0.001 per share. Of the 18,655,494 shares of preferred stock, 7,169,176 shares are designated as Series A; 2,183,318 shares are designated as Series B; and 9,303,000 shares are designated as Series C. The number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of Miragen’s stock who are entitled to vote.

Common Stock

Each share of Common Stock is entitled to one vote. Subject to prior rights of the Series Preferred, the holders of Miragen’s Common Stock are entitled to receive dividends when and as declared or paid by its board of directors.

In November 2016, Miragen entered into a termination agreement with the Regents of the University of Colorado and University License Equity Holdings, Inc. (“University Entities”), where it was agreed that a subscription agreement entered into among Miragen and the University Entities in June 2010 would be terminated. Under the termination agreement, Miragen issued 70,224 shares of its common stock as consideration for the University Entities’ foregone rights, obligations, and terms remaining under the subscription agreement. Miragen valued the common stock issued at $0.3 million, which was recorded as research and development expense.

Series Preferred

In October 2015, Miragen sold 3,632,342 shares of its Series C at $4.43 per share. Total proceeds were $15.9 million, net of $0.2 million in issuance costs. Concurrent with this financing, all of the outstanding principal of the Convertible Notes, together with interest accrued thereon, totaling $8.9 million converted into 2,003,884 shares of Series C at a conversion rate equal to $4.43 per share.

In September 2016, Miragen sold 3,632,337 shares of its Series C at $4.43 per share. Total proceeds were $16.1 million, net of $14 thousand of issuance costs.

In February 2017, in conjunction with the Merger, all of the outstanding preferred stock converted into common stock at a ratio of 1:1.

Holders of Series Preferred have the following rights and preferences:

Dividends Provisions

Holders of Series Preferred, in preference to holders of common stock, are entitled to receive when, as, and if declared by Miragen’s board of directors, noncumulative dividends at the rate of 8.0% of the original purchase price per year. Except for certain defined exclusions, as long as shares of Series Preferred are outstanding, no i) payment or declaration of any dividend, ii) distribution on Common Stock, or iii) purchase for value any shares of Common Stock shall occur until dividends on Series Preferred have been paid or declared.

Liquidation Preferences

With respect to rights on liquidation, shares of preferred stock rank senior and prior to the shares of Common Stock. In the event of any liquidation, dissolution, or winding up of the Company or an acquisition or asset transfer, each as defined, preferred stockholders shall be entitled to receive an amount per share equal to the original purchase price, plus all declared but unpaid preferred stock dividends, if any, before any payment shall be made to the holders of Common Stock. After payment of the full liquidation preference to Series Preferred, the holders of Series Preferred participate with holders of Common Stock in the remaining proceeds on an as-if-converted to Common Stock basis. At December 31, 2016, the aggregate liquidation preference of the Series A, B, and C was $21.4 million, $13.0 million, and $41.1 million, respectively.

Redemption Rights

At the election of the holders of at least 70.0% of the then outstanding Series Preferred, Miragen is required to redeem, in three annual installments beginning not prior to the fifth anniversary of the original issue date of the Series C (not prior to October 2020), all of the shares of Series Preferred then outstanding at a redemption price per share equal to the sum of the original issue price of $3.00 per share for Series A preferred, $6.00 per share for Series B, and $4.43 per share for Series C, plus declared but unpaid dividends, if any.

As the Series Preferred stockholders can collectively control the redemption of the Series Preferred stock, Miragen has elected to present the Series Preferred within temporary equity.

Conversion to Common Stock

Series Preferred stockholders have the right, at any time, to convert any or all of their Series Preferred into fully paid and nonassessable shares of Common Stock in a ratio equal to the quotient of the original purchase price ($3.00 per share for Series A, $6.00 per share for Series B, and $4.43 per share for Series C) divided by the Series Preferred conversion price, as adjusted ($3.00 per share for Series A, $6.00 per share for Series B, and $4.43 per share for Series C at December 31, 2016). Automatic conversion of all outstanding shares of Series Preferred into shares of Common Stock occurs if elected by at least 70.0% of the holders of Series Preferred or immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, in which the per share price is at least $9.00, as adjusted, and net cash proceeds are at least $35 million.

The conversion price of the Series Preferred is subject to customary anti-dilution provisions and automatic downward adjustments in the event of certain sales or issuances of Miragen’s Common Stock or equivalents thereof, subject to specified exceptions, at a price below the conversion price of the Series Preferred ($3.00 per Series A share, $6.00 per Series B share, and $4.43 per Series C share at December 31, 2016). Miragen evaluated this contingently adjustable conversion feature and concluded that incremental intrinsic value should be recognized when and if such an anti-dilution adjustment is triggered. In 2015, Miragen issued Series C at $4.43 per share, which was below the Series B Preferred conversion price of $6.00 per share. Concurrent with this transaction, holders of Series B Preferred waived the contingently adjustable conversion feature for this transaction. The impact of this anti-dilution adjustment and subsequent waiver was immaterial to Miragen’s financial statements.

At December 31, 2016, Miragen had 18,584,390 shares of Common Stock reserved for the conversion of Series Preferred into common stock.

Voting Rights

Each holder of Series Preferred is entitled to the number of votes equal to the number of shares of common stock into which shares of preferred stock could be converted. Under certain circumstances, however, holders of Series Preferred are entitled to vote as a separate class or separate classes, as the case may be.

For so long as at least 500,000 shares Series Preferred remain outstanding, the vote of the holders of at least 70.0% of the outstanding Series Preferred is required for certain actions including but not limited to: authorization of a new class of stock, amendment to the bylaws of the company, declaration or payment of dividends, approval of asset transfers, mergers, liquidation of the company, exclusive license of intellectual property, change in the authorized number of members of Miragen’s board of directors, changes in chief executive officer, and new borrowings of the company in excess of $250,000.

The consent of holders of at least 65.0% of Series A and holders of a majority of Series B, as the case may be, is required for any changes to Miragen’s certificate of incorporation or bylaws that alter the voting or other powers, preferences, or rights of the respective Series A and Series B holders so as to affect them adversely in a manner different from other Series Preferred.

The consent of a majority of the outstanding shares of Series C, which shall include the affirmative vote of at least one of two named Series C, is required for: a) any changes to Miragen’s certificate of incorporation or bylaws that alters the voting or other powers, preferences, or rights of the respective Series C adversely in a manner different from other Series Preferred; and b) any authorization or designation of any new class or series of stock or any other convertible securities or any increase in the authorized or designated number of any such new class or series.

For so long as at least 300,000 shares of Series A, B, and C remain outstanding, the holders of Series A, B, and C Preferred each voting as a separate class are entitled to elect a total of five members of Miragen’s board of directors (two by Series A holders, one by Series B holders, and two by Series C holders). Voting as a single class, the Series A, Series B, Series C, and common stockholders are entitled to elect all remaining members of Miragen’s board of directors. Miragen’s bylaws provide that the number of directors shall be fixed by the board of directors from time to time. Currently, there are seven members of Miragen’s board of directors and one open Series C seat.

9. SHARE BASED COMPENSATION

Equity Incentive Plan

In 2008, Miragen’s board of directors approved the 2008 Equity Plan, which was subsequently amended in June 2009, April 2012, and October 2015 to increase the number of shares authorized for issuance. As of December 31, 2016, there were 3,672,515 shares authorized for issuance, of which 41,471 shares remained available for future issuances.

The 2008 Equity Plan provides for the issuance of rights to receive common stock including stock options, restricted stock awards, and other similar awards. Common stock options granted under the 2008 Equity Plan may be either incentive or nonstatutory stock options. Incentive stock options, or ISOs, may only be granted to employees. Nonstatutory stock options may be granted to employees, directors, and non-employee consultants.

The 2008 Equity Plan is administered by Miragen’s board of directors, which has the authority to select individuals to whom awards will be granted, the number of shares, vesting, exercise price, and term of each option grant. Options granted under the 2008 Equity Plan have an exercise price equal to the market value of the underlying shares at the date of grant and expire 10 years from the date of grant. Generally, options vest 25% on the first anniversary of the vesting commencement date and 75% ratably in equal monthly installments over the remaining 36 months. Miragen has also granted options that vest in equal monthly or quarterly amounts over periods ranging from 24 to 48 months.

Fair Value Assumptions

Miragen uses the Black-Scholes option pricing model to estimate the fair values of stock options. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility, and expected lives of the options. Since Miragen has a limited history of stock purchase and sale activity, expected volatility is based on historical data from public companies similar to Miragen in size and nature of operations. Miragen will continue to use similar entity volatility information until its historical volatility is relevant to measure expected volatility for option grants. Miragen has not applied a forfeiture rate to its assumptions as the impact would not be material to the consolidated financial statements. The risk-free rate for periods within the contractual life of each option is based on the U.S. Treasury yield curve in effect at the time of the grant for a period commensurate with the expected term of the grant. The expected term (without regard to forfeitures) for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted and expected option exercise behaviors. Miragen estimates the fair value of underlying common shares using a third-party valuation report that has derived the fair value using the probability-weighted expected return method.

Common stock options issued during the years ended December 31, 2016 and 2015, were valued using the Black Scholes option pricing model using the following assumptions:

	Year Ended December 31,
	2016	2015
Remaining contractual term, in years	5.00	5.00
Expected volatility	86.0%	84.0%
Risk-free interest rate	1.3%	1.7%
Expected dividend yield	—%	—%
Weighted average fair value of underlying common stock	$1.72	$0.74
Weighted average fair value per option	$1.19	$0.49

Miragen determines the value of common stock options issued to non-employees using the Black-Scholes option pricing model and adjusting the value of such awards to current fair value each reporting period until the awards are vested or a performance commitment has otherwise been reached. No common stock options were issued to non-employees during the year ended December 31, 2016. Miragen’s share-based compensation expense related to non-employee stock options was immaterial during the year ended December 31, 2016. Common stock options issued to non-employees during the year ended December 31, 2015, were valued using the Black Scholes option pricing model using the following assumptions:

Year Ended December 31, 2015
Remaining contractual term, in years	9.94
Expected volatility	84.0%
Risk-free interest rate	2.3%
Expected dividend yield	0.0%
Weighted average fair value of underlying common stock	$0.74
Weighted average fair value per option	$0.62

Summary of Activity

A summary of common stock options activity under the 2008 Equity Plan is as follows:

	Number of Options (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding at December 31, 2014	2,683	$0.67
Granted	18	$0.74
Canceled	(22)	$0.71

Options outstanding at December 31, 2015	2,679	$0.67
Granted	1,128	$1.72
Exercised	(260)	$(0.82)
Canceled	(247)	$(0.73)

Options outstanding at December 31, 2016	3,300	$1.01	5.87	$10,679

Vested or expected to vest at December 31, 2016	3,300	$1.01	5.87	$10,679

Exercisable as of December 31, 2016	2,336	$0.65	4.40	$8,404

The total intrinsic value of stock options exercised during the year ended December 31, 2016 was $0.8 million. Cash received from the exercise of stock options during the year ended December 31, 2016 was $0.2 million.

Share-Based Compensation Expense

Share-based compensation related to employee stock options is included in the consolidated statements of operations as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Research and development	$53	$43
General and administrative	124	94

Total share-based compensation expense	$177	$137

As of December 31, 2016, Miragen had $1.2 million of total unrecognized employee share-based compensation costs, which Miragen expects to recognize over a weighted average remaining period of 3.69 years.

Miragen recognized $21 thousand and $0.2 million of share-based compensation related to non-employee stock options during the years ended December 31, 2016 and 2015, respectively. The amounts are included in general and administrative expenses in the consolidated statements of operations. As of December 31, 2016, based on the current estimate of fair value, Miragen estimates that the remaining unrecognized share-based compensation expense related to non-employees of $0.1 million will be recorded to expense over a weighted average remaining period of 1.69 years.

10. WARRANTS

Stock purchase warrant activity is as follows for the years ended December 31:

	Common Stock Warrants		Preferred Stock Warrants
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at December 31, 2014	10,000	$0.40	20,000	$3.00
Granted	—	—	16,667	6.00

Outstanding at December 31, 2015	10,000	$0.40	36,667	$4.36
Granted	—	—	—	—

Outstanding at December 31, 2016	10,000	$0.40	36,667	$4.36

A summary of outstanding stock purchase warrants as of December 31, 2016 is as follows:

Common Stock Warrants
Number of Underlying Shares	Series	Exercise Price	Expiration Date
10,000	n/a	$0.40	2018

Preferred Stock Warrants
20,000	A	$3.00	2018
16,667	B	$6.00	2025

36,667

At December 31, 2016 and 2015, the estimated the fair value of the Series A warrants was $0.1 million. The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions as of December 31, 2016: risk-free interest rate of 1.2%; 90.0% volatility; remaining contractual term of approximately 1.82 years; no dividend yield; and an estimated fair value of the underlying redeemable convertible preferred stock of $4.50 per share.

At December 31, 2016 and 2015, the estimated the fair value of the Series B warrants was $0.1 million and was valued by considering the value of the warrants and the holder put right. The fair value of the warrants was estimated using a valuation model with the following assumptions as of December 31, 2016: risk free interest rate of 1.5%; 88.6% volatility; and contractual term of 8.58 years. The holder put right was valued using a probability adjusted present value method with the following assumptions as of December 31, 2016: term of 2 years; discount rate of 4.57%; and probability of 89.3%. See Note 6 for further discussion of the terms and conditions of the warrants.

11. INCOME TAXES

Since its inception, Miragen has incurred net taxable losses, and accordingly, no current provision for income taxes has been recorded. This amount differs from the amount computed by applying the U.S. federal income tax rate of 35% to pretax loss due to the provision of a valuation allowance to the extent of Miragen’s net deferred tax asset, as well as to state income taxes and nondeductible expenses. The tax effects of temporary differences related to net operating loss and tax credit carryforwards, start-up costs, property and equipment, accrued liabilities, and share-based compensation give rise to significant portions of the deferred tax assets and deferred tax liabilities.

The effective tax rate of the provision for income taxes differs from the federal statutory rate as follows:

	Year Ended December 31,
	2016	2015
Federal statutory income tax rate	35.0%	35.0%
State income taxes, net of federal benefit	3.2	3.3
Federal and state tax credits	5.2	3.7
Amortization of interest and related charges	(0.1)	(8.8)
Change in valuation allowance	(43.0)	(33.2)
Other, net	(0.3)	—

Net deferred tax assets	—%	—%

The components of the deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$20,961	$14,904
Tax credits	2,785	1,882
Start-up costs	1,414	1,558
Deferred revenue	—	198
Accruals and reserves	1,182	371

Gross deferred tax assets	26,342	18,913
Valuation allowance	(26,342)	(18,913)

Net deferred tax assets	$—	$—

At December 31, 2016, Miragen had approximately $54.8 million and $2.8 million of net operating loss and research and experimentation tax carryforwards, respectively, which are set to expire beginning in 2027. The Internal Revenue Code contains provisions that may limit the net operating loss carryovers available to be used in any year if certain events occur, including significant changes in ownership interest.

As of December 31, 2016 and 2015, Miragen’s net deferred tax assets before valuation allowance was $26.3 million and $18.9 million, respectively. In assessing the realizability of its deferred tax assets, Miragen considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Miragen considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As Miragen does not have any historical taxable income or projections of future taxable income over the periods in which the deferred tax assets are deductible, and after consideration of its history of operating losses, Miragen does not believe it is more likely than not that Miragen will realize the benefits of its net deferred tax assets, and accordingly, Miragen has established a valuation allowance equal to 100% of its net deferred tax assets at December 31, 2016 and 2015. The increase in valuation allowance was $7.4 million in 2016 and $5.2 million in 2015.

Miragen has concluded that there were no significant uncertain tax positions relevant to the jurisdictions where Miragen is required to file income tax returns requiring recognition in the consolidated financial statements for the years ended 2016 and 2015. As of December 31, 2016 and 2015, Miragen had no accrued interest related to uncertain tax positions.

Miragen monitors proposed and issued tax law, regulations, and cases to determine the potential impact of uncertain income tax positions. At December 31, 2016, Miragen had not identified any potential subsequent events that would have a material impact on unrecognized income tax benefits within the next twelve months.

Miragen’s federal and state returns for 2012 through 2015 remain open to examination by tax authorities.

12. NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share is computed similarly to basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net loss share is the same as basic net loss per common share, since the effects of potentially dilutive securities are antidilutive.

Potentially dilutive securities include the following:

	As of December 31,
	2016	2015
	(in thousands)
Convertible preferred stock	18,584	14,952
Warrants to purchase preferred stock	37	37
Warrants to purchase common stock	10	10
Options to purchase common stock	3,300	2,679

Total	21,931	17,678

13. SUBSEQUENT EVENTS

Mergers and Concurrent Financing

On February 13, 2017, pursuant to the terms of the Merger Agreement, Signal Merger Sub, Inc. and Miragen effected the Merger, resulting in Miragen surviving as a wholly-owned subsidiary of Signal. Immediately following the Merger, Miragen and Signal effected the Short Form Merger, with Signal as the surviving corporation. In connection with this Short-Form Merger, Signal changed its corporate name to “Miragen Therapeutics, Inc.”

Under the terms of the Merger Agreement, Signal issued shares of its common stock to Miragen’s stockholders, at an exchange rate of approximately 0.7031 shares of common stock, in exchange for each share of Miragen common stock outstanding immediately prior to the Merger. Signal also assumed all of the stock options issued and outstanding under the 2008 Equity Plan and issued and outstanding warrants of Miragen, with such stock options and warrants henceforth representing the right to purchase a number of shares of the Signal’s common stock equal to 0.7031 multiplied by the number of shares of Miragen’s common stock previously represented by such stock options and warrants, as applicable.

In connection with the Merger, Signal assumed the 2008 Equity Plan.

On February 13, 2017, in accordance with subscription agreements Miragen entered into with certain investors in October 2016, the Company issued and sold an aggregate of $40.7 million of its common stock immediately prior to the Merger.

Effective as of February 13, 2017, Miragen entered into employment agreements with each of its executive officers which include specified severance benefits for each such executive officer.